Exhibit 1.01

Identiv, Inc.

Conflict Minerals Report

For the Year Ended December 31, 2017

Introduction

This is the Conflict Minerals Report of Identiv, Inc. (“Identiv” or “we”) filed with the U.S. Securities and Exchange Commission for the year ended December 31, 2017 in accordance with the requirements of Rule 13p-1 (17 CFR 240.13p-1) of the Securities Exchange Act of 1934, as amended (the “Rule”). This report has not been subject to an independent private sector audit as allowed under the Rule. This report and Form SD can be found on the Identiv website at www.idenitv.com. Terms not otherwise defined herein shall have the meanings ascribed to them under Form SD, the Rule and Release No. 34-67716.

1.	Company Overview

Identiv is a global provider of physical security and secure identification solutions. Our solutions address the markets for physical and logical access and RFID-enabled applications. We secure access to the connected world: from perimeter to desktop access, and from the world of physical things to the Internet of Everything. The manufacturing of a broad range of our products is performed by outside semiconductor foundries and electronics assembly subcontractors, although certain volume products are assembled at our California or Singapore location. Therefore, Identiv does not directly purchase most materials for production of its products. We rely on foundries, subcontractors, and suppliers to gather and provide information on the materials used.

2.	Conflict Minerals Policy

Identiv is committed to responsible sourcing of materials for its products, including the sourcing of Conflict Minerals, and we expect that our suppliers are likewise committed to responsible sourcing. We also support greater transparency with regard to the supply chain, in particular the sourcing of Conflict Minerals. Our supply chain is highly complex, and our manufacturing process is significantly removed from the mining, smelting and refining of Conflict Minerals. As a result, we expect that all of our suppliers will partner with us to (i) provide appropriate information and conduct necessary due diligence in order to facilitate our compliance with the Rule, and (ii) adopt appropriate sourcing practices so that Conflict Minerals are sourced only in a manner that results in products and materials that are “DRC Conflict Free”. We are committed to working with our suppliers to educate them about Conflict Minerals and the steps that they can take to increase the transparency of the supply chain and to ensure that products and materials in the supply chain are DRC Conflict Free. Our Conflict Minerals Policy can be found on the Identiv website at www.identiv.com under the heading “Corporate Governance”. The content of any website referred to in this report is included for general information only and is not incorporated by reference in this report.

3.	Identification of Conflict Minerals

We began our investigation by determining the tin, tantalum, tungsten and gold (“3TG”) usage in our products. We reviewed the bill of materials and material composition of production products sold during 2017 to determine which materials contain 3TG metals. Some of our products, such as Control Panels, Readers, and some Smart Cards, require the use of 3TG metals in varying quantities which are necessary for their functionality, while other products, such as RFID Inlays, Smart Tickets, Smart Labels, do not require the use of Conflict Minerals. From this information, we developed a list of suppliers and subcontractors to be surveyed who provided 3TG materials for our products. Engineering, pre-production and evaluation materials were not included in the analysis.

4.	Reasonable Country of Origin Inquiry (RCOI)

Once the list of suppliers was identified, we conducted a survey of our active suppliers using a template developed by the Electronic Industry Citizenship Coalition (“EICC”) and the Global e-Sustainability Initiative (“GeSI”), known as the Conflict Minerals Reporting Template (“CMRT”). The template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters the company and its suppliers use. In addition, the template contains questions about the origin of conflict minerals included in their products, as well as supplier due diligence. This template is used widely in the due diligence processes related to Conflict Minerals.

We reached this conclusion because we have been unable to determine the origin of all of the 3TG used in our products based on the responses from our suppliers. Therefor we proceeded to perform due diligence.

5.	Due Diligence

Identiv’s due diligence processes and efforts have been developed in conjunction with the second edition of the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related supplements for gold and for tin, tantalum and tungsten. We designed our due diligence process to conform in all material respects with these OECD guidelines. Our goal is to establish a low risk supply chain for 3TG metals.

Management Systems

Our conflict minerals due diligence process includes: the development of our Conflict Minerals Policy, establishment of governance structures with cross functional team members and senior executives, and communication with suppliers. We took measures to ensure that the findings of our supply chain risk assessment are reported to designated members of our senior management, including our CEO, CFO, and VP of Operations.

Assess Risk in Supply Chain

Our supply chain is complex, and there are multiple tiers between our company and the mines. Accordingly, we have no direct relationship with 3TG suppliers. Thus, we rely upon information provided by our direct suppliers. Review of this information reveals inaccuracies and inconsistencies. Follow up questions and repeated inquiries help to refine the responses, but there still remains a risk that the final information is incomplete or inaccurate. Some suppliers are unable to gather complete information from their suppliers, as some suppliers consider this information as proprietary.

Strategy Implementation

We continue to engage with our direct suppliers and subcontractors to obtain up-to-date conflict mineral information using the CMRT template. We request that our supply chain procure materials from known conflict-free sources. Where a supplier is not identified as conflict-free, we request that they actively proceed to become certified. Where this is not possible, we request our direct suppliers to find alternate sources which are determined to be conflict-free.

Third Party Audits

We do not have a direct relationship with 3TG smelters and refiners, nor do we perform direct audits of the other entities in our supply chain. However, we do rely upon industry efforts to influence smelters and refineries to participate in the EICC/GeSI Conflict-Free Smelter Program. The Responsible Minerals Initiative (“RMI”) coordinates audits of 3TG smelters/refiners and publishes lists of those that are found to be conflict-

free by following OECD guidelines. The RMI also publishes names of smelters/refiners that are actively in the process of becoming certified conflict-free, but have not completed the process to date. Identiv uses these published lists to determine if the smelters/refiners supplying 3TG materials for our products are conflict-free. If the sources of all 3TG materials for a product have been identified as conflict-free, then Identiv likewise considers such product as conflict-free.

Reporting and Results

Responses from our suppliers using the CMRT reporting template have been reviewed, combined and summarized for our products.

Responding parties provided a CMRT which includes a declaration page and a list of smelter/refiner names. Most provided complete lists of smelters representing 100% of the 3TG materials they utilized. However, several suppliers still provided incomplete lists of smelters/refiners due to the inability to obtain this information from all their sub-tier suppliers.

The responses from all suppliers were combined and a list of smelter/refiner names was created. Identiv used the RMI compliance lists to determine if the minerals originate from the Covered Countries and could be benefitting armed groups. Most of the smelters/refiners on our list have been verified as conflict-free compliant by RMI. However, not all of the smelters/refiners are on the conflict-free lists. As such, the source of some of the minerals remains unverified.

Steps to Improve Due Diligence

The information provided by our suppliers is not complete. There are still a few suppliers who were unsure of the origin of the conflict minerals that they supplied to us. Identiv is continuing to work with our suppliers to improve the quality and completeness of information collected by using the most updated CMRT form. We continue to review supplier responses, provide feedback as necessary, and encourage suppliers to switch to conflict-free sources.

6.	Conclusion

Except for engineering, pre-production, and evaluation materials, Identiv products sold during the year ended December 31, 2017 were included in the survey and analysis. Because some of the information provided by our suppliers is incomplete and not all smelters have been verified by RMI as conflict-free, we are unable to determine if our products are entirely conflict-free.

Forward-Looking Statements

This Conflict Minerals Report contains forward-looking statements. These statements include statements regarding our goals for future improvements to our due diligence process and to mitigate the risk about the sourcing of our conflict minerals. All forward-looking statements involve risk and uncertainty. When considering these statements, you should also consider the important factors described in reports and documents that we file from time to time with the SEC, including the factors described under the sections titled “Risk Factors” in our Annual and Quarterly Reports on Forms 10-K and 10-Q, respectively. Except as required by law, we disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.